UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ANALEX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FILING PURSUANT TO RULE 14a-12

This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. This filing contains statements about Analex Corporation (“Analex” or the “Company”)), Pequot Ventures (“Pequot”) and the proposed sale of Analex convertible preferred stock, convertible secured subordinated notes and warrants to purchase Analex common stock to Pequot and the proposed repurchase by Analex of the equity interest in the Company held by Analex Chairman Jon Stout, certain of his family members and certain entities controlled by Mr. Stout and his family. Statements in this filing regarding the proposed transaction and the benefits to be derived from the transaction and any other statements about Analex’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements, including statements regarding the execution and completion of definitive agreements and documents for the proposed transaction, the consummation of the proposed transaction and other factors described in Analex’s filings with the Securities and Exchange Commission.

The following is the text of the press release issued by Analex on June 30, 2003 in connection with the proposed transaction.

ANALEX ANNOUNCES TERMS OF INVESTMENT

BY PEQUOT PRIVATE EQUITY FUND

Alexandria, VA, June 30, 2003 – Analex Corporation (Amex: NLX) announced that its Board of Directors today approved the terms of an investment in the Company by Pequot Ventures, the private equity / venture capital arm of Pequot Capital Management, Inc., a leading investment firm.

The transaction is subject to the final negotiation of transaction documents and certain required third party approvals including stockholder and lender approval. In addition, the transaction is subject to final review by the Analex Board of Directors. The Company has engaged the firm of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. to advise the Board of Directors with respect to this transaction.

As contemplated, the Company would sell Pequot $12 million to $15 million of convertible preferred stock at a price per share equal to the lower of $2.23 (which is 15% less than the trailing average closing price of Analex common stock for the 20 trading days preceding June 19, 2003, the date of initial agreement on the terms of the transaction) and a price that is 15% less than the trailing average closing price of the Analex common stock for the 20 trading days preceding the date of execution of the transaction documents. The intended purpose of the financing is to provide Analex with funds to support future acquisitions.

As a condition to the equity financing, Pequot would purchase approximately $10 million aggregate principal amount of convertible secured subordinated promissory notes from Analex, the proceeds of which would be used to repurchase the equity holdings of Analex Chairman Jon Stout, certain of his family members, and certain entities controlled by Mr. Stout and his family. The Stout family equity would be repurchased at an effective purchase price of $2.63 per share of common stock.

Analex’s President and Chief Executive Officer, Sterling Phillips, said, “Over the past three years, the employees and directors of Analex have built a sound company and an excellent platform for growth in the Federal market. We believe that execution of our strategy requires access to additional capital and our partnership with Pequot would provide the fuel for the next stage of growth. We are indebted to Jon Stout for his vision and support in making the investments over the past three years that have brought Analex to this point.” Mr. Phillips added, “Pequot is more than an investor. An investment by Pequot creates a relationship with trusted, experienced professionals who provide value and leadership and are part of one of the nation’s preeminent private capital management firms.”

Mr. Stout said, “I am pleased with our investment in Analex and its evolution into a strong company. Our firm specializes in turnaround financing, and the time is right for Analex to move forward and work with a larger investment partner such as Pequot.”

Pequot Managing Director Gerald Poch noted, “Pequot’s strategy is to find well-managed companies and provide the investment and guidance to help them grow. We look forward to helping Analex realize its growth goals in the coming years, both through organic growth and growth from acquisitions.”

Upon closing of the transaction, Analex’s Board of Directors would be reduced to seven members, composed of four current directors and three directors nominated by Pequot, including Mr. Poch and General Partner Martin Hale. At the closing, Mr. Stout and Shawna Stout would resign from the Board.

The transaction would be subject to stockholder approval at a stockholders meeting to be scheduled following execution of the definitive transaction documents. Additionally, Analex plans to file a Form 8-K with the SEC detailing the terms and conditions of these transactions upon completion of the definitive transaction documents.

Additional terms of the convertible preferred stock

Analex would be required to pay a 6% annual cumulative dividend on the convertible preferred stock, which would be paid in cash quarterly under certain circumstances and accrued and paid in additional shares of convertible preferred stock in other circumstances.

The convertible preferred stock would be convertible by its holders into common stock at any time. The conversion ratio would initially be one share of common stock for each share of preferred stock, subject to certain anti-dilution adjustments for additional equity issuances, stock splits, stock dividends and similar events.

Analex would have the right to force the conversion of the convertible preferred stock into common stock if, after 18 months from closing, the average closing price of the common stock closes above two and one half times the original Pequot purchase price per share for the preferred stock for 20 consecutive trading days. In addition, Analex would have the right to force the conversion of the convertible preferred stock if Pequot does not accept an offer by the Company to purchase the convertible preferred stock at a price two and one half times original Pequot purchase price per share.

Four years following the closing of the transaction, Pequot would have the right to require Analex to redeem the convertible preferred stock at the Pequot purchase price per share plus accrued and unpaid dividends.

The Company would issue warrants to Pequot to purchase one share of common stock for each five shares of common stock that are issuable or issued upon conversion of the convertible preferred stock. The exercise price for these warrants would be at a 47% premium to the original Pequot purchase price per share for the preferred stock.

Additional terms of the convertible notes

The principal under the convertible notes would be due four years after closing. The notes would be secured and subordinated to Analex’s existing senior secured debt and certain additional indebtedness.

Analex would be required to pay 7% interest on the notes, which would be paid in cash quarterly under certain circumstances and accrued and added to the outstanding principal in other circumstances.

Pequot would have the right to convert the notes into convertible preferred stock at a 35% premium to the price that Pequot paid for the convertible preferred stock at the closing, subject to certain anti-dilution adjustments for additional equity issuances, stock splits, stock dividends and similar events.

After 18 months from closing, Analex would have the right to force the conversion of the notes into common stock if the average closing price of the common stock closes above two and one half times the price per share that Pequot paid for the convertible preferred stock for 20 consecutive trading days. In addition, Analex would have the right to prepay the notes under certain circumstances.

The Company would issue warrants to Pequot to purchase one share of common stock for each five shares of common stock that are issuable or issued upon conversion of the Notes. The exercise price for these warrants would be at a 47% premium to the convertible preferred stock purchase price.

Additional terms

The terms of the proposed transaction provide that, simultaneously with the execution of the definitive transaction agreements between Analex and Pequot, Analex stockholders holding a majority of the outstanding shares of common stock, including Mr. Stout and his family members and affiliates, will enter into a voting agreement under which they will agree to vote in favor of the proposed transaction at the stockholders meeting held to approve the transaction. In addition, Mr. Stout would resign as Chairman and be paid $280,000 as consideration for the termination of his existing employment agreement. Further, Mr. Stout would enter into a three-year non-competition agreement with the Company, under which Mr. Stout would be paid $50,000 every three months, for total consideration of $600,000.

Following closing of the transaction, Analex would be required to file and cause to become effective a registration statement with the SEC registering the resale of the common stock underlying the convertible preferred stock and associated warrants and the convertible notes and associated warrants.

During the time that the convertible preferred stock and convertible notes are outstanding, Analex would be subject to specified financial and operational covenants.

Important additional information will be filed with the SEC

Following execution of the definitive agreements with respect to these transactions, Analex plans to file with the SEC and mail to its stockholders a proxy statement in connection with the proposed transactions. The proxy statement will contain important information about Analex, the proposed transactions and related matters. Investors and security holders are urged to read the proxy statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Analex through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement by contacting Analex Corporation, 5904 Richmond Highway, Suite 300, Alexandria, Virginia 22303, Attention: Investor Relations, Telephone: (703) 329-9400, Email: amber.gordon@analex.com.

Analex and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions described above. Information regarding Analex’s directors and executive officers is contained in Analex’s 10-K for the year ended December 31, 2002 and its proxy statement dated

April 14, 2003, which have been filed with the SEC. As of April 7, 2003, Analex’s directors and executive officers beneficially owned approximately 75.2% of Analex’s common stock.

About Analex

Analex specializes in providing intelligence, systems engineering and biodefense services in support of our nation’s security. Analex focuses on developing innovative technical approaches for the intelligence community, analyzing and supporting defense systems, designing, developing and testing aerospace systems and developing medical defenses and treatments for infectious agents used in biological warfare and terrorism. The company’s stock trades on the American Stock Exchange under the symbol NLX. The company can be found on the Internet at www.analex.com.

PLEASE NOTE:    Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include whether or not the investment contemplated in this press release will be completed on the terms described herein, as well as business conditions and growth / consolidation in the government contracting, defense and intelligences arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company’s ability to continue to recruit and retain highly skilled scientific, technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Analex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #